SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2011

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

16770 West Bernardo Drive
San Diego, California 92127
(Address of principal executive offices)

(858) 304-3016
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on December 5, 2011, MarDee Haring-Layton was appointed Chief Financial Officer of e.Digital Corporation (the "Company"). Ms. Haring-Layton has served as the Company's Principal Accounting Officer on a consulting basis since January 26, 2011. Since July 2010 Ms. Haring-Layton, age 35, has been a part-time consulting accountant for the Company. From January 2007 through December 2010 she was a consultant with Resources Global Professionals, a multinational professional services firm. From October 2005 to December 2006 she was Corporate Audit Manager at Royale Energy, Inc. and previously was employed by Charlotte Russe, Inc. as Systems Control & Reporting Manager and Deloitte & Touche, LLP as an audit professional. Ms. Haring-Layton obtained a B.S. in Business Administration from San Diego State University in 2003.

In connection with her appointment as Chief Financial Officer, Ms. Haring-Layton’s annual salary will be $98,000. She will devote approximately 28 hours per week to this part-time position.  In connection with her appointment, she was granted a four year option to purchase 100,000 shares of the Company's Common Stock exercisable at $0.027 per share and vesting 25% at grant and 25% every six months thereafter. Her employment with the Company is at-will.

There are no family relationships between Ms. Haring-Layton and any director or executive officer of the Company which would require disclosure under Item 401(d) of Regulation S-K. Other than with respect to her employment with the Company, there are no transactions between Ms. Haring-Layton or any of her immediate family members and the Company or any of its subsidiaries which would require disclosure under Item 404(a) of Regulation S-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.Digital Corporation

Date: December 6, 2011	By:	/s/ Alfred H. Falk
Alfred H. Falk
President and Chief Executive Officer